NEWS RELEASE

For Immediate Release

Nord Resources Granted Extension of Forbearance
Agreement by Nedbank

  Nedbank extends forbearance agreement regarding principal and interest payments due under credit agreement to May 13, 2010

TUCSON, AZ, April 23, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced that Nedbank Capital Limited has agreed to extend until May 13, 2010 the forbearance agreement that it entered into with Nord on March 30, 2010.

The extension is intended to give Nord additional time to make payments owed under the existing credit agreement or to negotiate an amendment to that agreement as it pertains to the March 31, 2010 payment and other terms therein.

As previously disclosed, in March 2009, Nord agreed with Nedbank to amend and restate its credit agreement to provide for, among other things, the deferral of certain principal and interest payments until December 31, 2012 and March 31, 2013. While Nord made the scheduled principal and interest payments that were due on September 30 and December 31, 2009 in the approximate amounts of $2.3 million each, the company was unable to make the scheduled principal and interest payment due on March 31, 2010 in the approximate amount of $2.2 million.

Accordingly, Nord and Nedbank entered into an unconditional forbearance and extension agreement dated March 30, 2010 that allowed for a forbearance period of 21 days to negotiate an amendment to the credit agreement as it pertains to the March 31, 2010 payment and other terms therein. It is that agreement that now is being extended to May 13, 2010.

If upon the expiration of the forbearance period, Nord has not been successful in amending the credit agreement or in making the payments owed, Nedbank will have full authority to exercise its rights under the credit agreement, including the acceleration of the full amount due there under and the institution of foreclosure proceedings against the related security. In granting the extension, Nedbank reserved the right to withdraw its forbearance at any time at its discretion if, after its review of the progress being made by Nord, Nedbank is not satisfied.

“We appreciate that Nedbank is continuing to work with us in a spirit of cooperation. We believe that it is indicative of the positive relationship that we have maintained with Nedbank as our principal lender,” said Randy Davenport, Nord’s interim Chief Executive Officer.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (TSX) in connection with Nord’s $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. On March 26, 2010, the company announced that the Continued Listings Committee of the TSX has decided to defer its announcement on it listing review decision to no later than April 26, 2010. While Nord believes that it continues to comply with such requirements, it is unclear what impact that the need for the additional forbearance and extension agreement with Nedbank will have on the listing review.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including statements concerning our belief that we will continue to comply with TSX listing requirements.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca